EXHIBIT 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Third Quarter 2007	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$37,119	51,427	$0.72

Effect of dilutive securities:
Restricted stock	—	1,223
Convertible debt	332	3,288
Stock options	—	316
Deferred shares	—	180

Diluted EPS:
Net income available to common stockholders and assumed conversions	$37,451	56,434	$0.66

Third Quarter 2006	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$38,056	55,728	$0.69

Effect of dilutive securities:
Restricted stock	—	1,102
Convertible debt	407	4,136
Stock options	—	518
Deferred shares	—	176

Diluted EPS:
Net income available to common stockholders and assumed conversions	$38,463	61,660	$0.63

Nine Months 2007	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$110,258	52,534	$2.10

Effect of dilutive securities:
Restricted stock	—	1,280
Convertible debt	1,085	3,620
Stock options	—	404
Deferred shares	—	179

Diluted EPS:
Net income available to common stockholders and assumed conversions	$111,343	58,017	$1.92

Nine Months 2006	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$120,031	54,858	$2.19

Effect of dilutive securities:
Restricted stock	—	1,180
Convertible debt	1,806	6,026
Stock options	—	576
Deferred shares	—	174

Diluted EPS:
Net income available to common stockholders and assumed conversions	$121,837	62,814	$1.94